TECHNE CORPORATION RELEASES UNAUDITED FIRST QUARTER
                        RESULTS FOR FISCAL YEAR 2010

Minneapolis/October 28, 2009/-- Techne Corporation's (NASDAQ: TECH) consolidated net earnings for the quarter ended September 30, 2009 decreased 6.4% to $26.8 million or $.72 per diluted share compared with $28.6 million or $.74 per diluted share for the quarter ended September 30, 2008. The decline in net earnings was mainly due to foreign currency fluctuations, decreased consolidated net sales and lower interest income. Foreign currency fluctuations and general economic conditions continued to have a negative impact on consolidated net sales and earnings in the quarter ended September 30, 2009. The change in exchange rates used to convert foreign currencies (primarily British pound sterling and euros) to U.S. dollars reduced net earnings by $566,000 ($.01 per diluted share) for the quarter ended September 30, 2009 as compared to the same prior-year period.

Consolidated net sales for the quarter ended September 30, 2009 were $66.5 million, a 4.0% decrease from the quarter ended September 30, 2008. Consolidated net sales were negatively affected by the strength of the U.S. dollar as compared to foreign currencies. Excluding the effect of changes in foreign currency exchange rates, consolidated net sales decreased 2.2% for the quarter ended September 30 from the comparable prior-year period.

Biotechnology net sales, which include sales by R&D Systems' Biotechnology Division, R&D Systems China and BiosPacific, were $44.0 million for the quarter ended September 30, 2009, a decrease of 4.6% from the quarter ended September 30, 2008. The Company attributes the lower sales growth rate to continued customer caution in a time of economic uncertainty and the exceptionally strong growth rate of 18.7% in the first quarter of fiscal 2009 as compared to the same quarter in fiscal 2008. North American biotechnology sales to industrial pharmaceutical and biotechnology customers declined approximately 12.8% during the first quarter of fiscal 2010 as compared to the first quarter of fiscal 2009. Biotechnology sales to North American academic customers and Pacific Rim distributors each grew about 3.9% in the first quarter of fiscal 2010. Biotechnology sales in China grew 30.1% during the first quarter of fiscal 2010 compared to the same prior-year period.

R&D Europe's net sales for the quarter ended September 30, 2009 were $17.8 million, a decrease of 5.8% from the same prior-year period. R&D Europe's net sales increased 0.8% for the quarter ended September 30, 2009 when measured at currency rates in effect in the comparable prior period. Hematology net sales for the quarter ended September 30, 2009 were $4.7 million, an increase of 9.9% compared to the quarter ended September 30, 2008.

Consolidated gross margins were 80.6% for the quarter ended September 30, 2009 compared to 81.1% for the quarter ended September 30, 2008. The decrease in gross margin percent in the quarter was primarily caused by lower gross margins in Europe resulting from comparatively unfavorable exchange rates. The consolidated gross margin percent for the quarter ended September 30, 2009 increased from the quarter ended June 30, 2009 gross margin percentage of 77.4% as a result of higher gross margins in Europe resulting from comparatively favorable exchange rates and an improvement in Hematology gross margins due to higher sales volume.

Selling, general and administrative expenses for the quarter ended September 30, 2009 decreased $802,000 (9.1%) from the quarter ended September 30, 2009. The decrease in selling, general and administrative expenses from the comparable prior-year period was the result of lower profit sharing expense of $635,000 and the effect of the change in exchange rates used to convert foreign expenses to U.S. dollars of $198,000.

Interest income decreased $1.7 million for the quarter ended September 30, 2009 from the comparable prior-year period primarily as a result of lower rates of return on cash and available-for-sale investments.

The effective tax rate for the quarter ended September 30, 2009 was 32.6% compared to 33.4% for the quarter ended September 30, 2008. The U.S. credit for research and development expired at the end of calendar 2007 and was not renewed until the quarter ended December 31, 2008, resulting in a higher effective tax rate for the quarter ended September 30, 2008.

Forward Looking Statements:

Our press releases may contain forward-looking statements within the meaning of the Private Litigation Reform Act. Such statements involve risks and uncertainties that may affect the actual results of operations. The following important factors, among others, have affected and, in the future, could affect the Company's actual results: the introduction and acceptance of new biotechnology and hematology products, the levels and particular directions of research by the Company's customers, the impact of the growing number of producers of biotechnology research products and related price competition, general economic conditions, the retention of hematology OEM and proficiency survey business, the impact of currency exchange rate fluctuations, and the costs and results of research and product development efforts of the Company and of companies in which the Company has invested or with which it has formed strategic relationships.

For additional information concerning such factors, see the Company's annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements we make in our press releases due to new information or future events. Investors are cautioned not to place undue emphasis on these statements.

                   *  *  *  *  *  *  *  *  *  *  *  *

Techne Corporation has two operating subsidiaries: Research and Diagnostic Systems, Inc. (R&D Systems) of Minneapolis, Minnesota and R&D Systems Europe, Ltd. (R&D Europe) of Abingdon, England. R&D Systems is a specialty manufacturer of biological products. R&D Systems has two subsidiaries, BiosPacific, Inc. (BiosPacific), located in Emeryville, California and R&D Systems China Co. Ltd., (R&D China), located in Shanghai, China. BiosPacific is a worldwide supplier of biologics to manufacturers of in vitro diagnostic systems and immunodiagnostic kits. R&D China and R&D Europe distribute biotechnology products.


Contact:  Greg Melsen, Chief Financial Officer
          Kathy Backes, Controller
          612) 379-8854



                          TECHNE CORPORATION
                    CONSOLIDATED STATEMENTS OF EARNINGS
                   (In thousands, except per share data)
                               (Unaudited)

                                                    QUARTER ENDED
                                                  -----------------
                                                  9/30/09   9/30/08
                                                  -------   -------
Net sales                                         $66,534   $69,324
Cost of sales                                      12,901    13,086
                                                  -------   -------
Gross margin                                       53,633    56,238
                                                  -------   -------
Operating expenses:
  Selling, general and administrative               8,038     8,840
  Research and development                          6,154     5,910
  Amortization of intangible assets                   240       240
                                                  -------   -------
      Total operating expenses                     14,432    14,990
                                                  -------   -------
Operating income                                   39,201    41,248

Other income (expense):
  Interest income                                   1,168     2,887
  Other non-operating expense, net                   (662)   (1,187)
                                                  -------   -------
      Total other income                              506     1,700
                                                  -------   -------
Earnings before income taxes                       39,707    42,948
Income taxes                                       12,935    14,355
                                                  -------   -------
Net earnings                                      $26,772   $28,593
                                                  =======   =======
Earnings per share:
 Basic                                            $  0.72   $  0.74
 Diluted                                          $  0.72   $  0.74
Weighted average common shares outstanding:
 Basic                                             37,245    38,624
 Diluted                                           37,339    38,747



                          TECHNE CORPORATION
                    CONSOLIDATED BALANCE SHEETS
                           (In thousands)
                             (Unaudited)

                                                  9/30/09   6/30/09
                                                 --------  --------
ASSETS
Cash and equivalents                             $174,757  $160,940
Short-term available-for-sale investments          52,518    41,947
Trade accounts receivable                          30,334    29,516
Other receivables                                   1,391     1,637
Inventory                                          12,468    11,269
Other current assets                               10,416    10,158
                                                  -------   -------
  Current assets                                  281,884   255,467
                                                  -------   -------

Available-for-sale investments                     52,612    61,863
Property and equipment, net                        98,806   100,133
Goodwill and intangible assets, net                27,832    28,072
Other non-current assets                           25,912    26,470
                                                  -------   -------
  Total assets                                   $487,046  $472,005
                                                  =======   =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities                              $ 16,040  $ 15,523
Stockholders' equity                              471,006   456,482
                                                  -------   -------
  Total liabilities and stockholders' equity     $487,046  $472,005
                                                  =======   =======